UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 4, 2011

Lifetime Brands, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-19254	11-2682486
(Commission File Number)	(IRS Employer Identification No.)

1000 Stewart Avenue, Garden City, New York, 11530
(Address of Principal Executive Offices)(Zip Code)

(Registrant’s Telephone Number, Including Area Code) 516-683-6000

 (Former Name or Former Address, if Changed Since Last Report) N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 4, 2011, Lifetime Brands, Inc. (the “Company”) entered into an Employment Agreement (the “Agreement”) with Jeffrey Siegel, the Company’s Chairman of the Board, President and Chief Executive Officer (the “Executive”).

Pursuant to the Agreement, the term of the Executive’s employment shall continue until December 31, 2013, unless the Executive’s employment is earlier terminated pursuant to the terms of the Agreement; provided, however, on each of December 31, 2013 and December 31, 2014, the term of the Executive’s employment shall be extended for an additional one-year period unless either the Executive or the Company gives to the other written notice at least 90 days prior to such date of its decision not to extend the term.

Effective January 1, 2011, the Company shall pay to the Executive a base salary at an annualized rate of $1,000,000.

For each year during the term of the Executive’s employment, the Executive shall receive (a) an Annual Adjusted Income Before Income Taxes Performance Bonus, and (b) an Annual Individual Goal Bonus, as defined in the Agreement.

On March 4, 2011, pursuant to the Agreement and the Company’s 2000 Long-Term Incentive Plan, the Company granted the Executive options to purchase 150,000 shares of the Company’s common stock. The options are exercisable at $11.73, the closing price of the Company’s common stock on March 4, 2011, vest and become exercisable in three equal installments on December 31, 2011, 2012 and 2013 and expire ten years from the date of grant.  The options are subject to earlier vesting upon the occurrence of certain events as defined in the Agreement.

Amounts shall be paid to the Executive, as specified in the Agreement, upon: (i) termination for cause or resignation without good reason, (ii) involuntary termination, (iii) termination as a result of a change in control of the Company, (iv) disability and, (v) death.

The information provided in this Item 5.02 is qualified in its entirety by reference to the terms of the Agreement attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.
	10.1	Employment Agreement dated March 4, 2011 between Lifetime Brands, Inc. and Jeffrey Siegel.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lifetime Brands, Inc.

By:	/s/ Laurence Winoker
Laurence Winoker
Senior Vice-President of Finance and Chief Financial Officer

Date:  March 8, 2011